Exhibit 23.6

Consent of Han Kun Law Offices

March 17, 2025

To:	CHECHE GROUP INC. (the “Company”)
8/F, Desheng Hopson Fortune Plaza 13-1 Deshengmenwai Avenue
Xicheng District, Beijing 100088, China

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan). We have acted as PRC legal counsel of the Company, in connection with the registration statement on post-effective amendment to Form F-1 on Form F-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) on March 17, 2025 (the “Registration Statement”).

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES